Exhibit 5.1

Peccole Professional Park 10080 West Alta Drive, Suite 200 Las Vegas, Nevada 89145 702.385.2500 fax 702.385.2086 hutchlegal.com

April 15, 2026

Board of Directors

Mama’s Creations, Inc.

25 Branca Road

East Rutherford, NJ 07073

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Nevada counsel to Mama’s Creations, Inc., a Nevada corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (“SEC”) on April 15, 2026, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 461,101 shares of its Common Stock (the “Shares”) that may be issued pursuant to the Company’s 2021 Incentive Stock and Award Plan (As Amended and Restated October 17, 2023) (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of SEC Regulation S-K (12 C.F.R. § 229.601(b)(5)).

In our capacity as Nevada counsel to the Company and for the purposes of the opinions set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents: (i) the Registration Statement; (ii) the Plan; (iii) the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on July 22, 2009, as amended by that certain Certificate of Amendment as filed with the Secretary of State of Nevada on February 26, 2013, as amended by that certain Second Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock dated August 28, 2015, as amended by that certain Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of 8% Series B Preferred Stock dated August 15, 2022, as amended by that certain Certificate of Amendment as filed with the Secretary of State of Nevada on July 31, 2023; (iv) the Amended and Restated Bylaws of the Company dated July 31, 2023; (v) those certain Minutes of Special Meeting of the Board of Directors of the Company dated June 24, 2021; (vi) that certain Unanimous Written Consent of the Board of Directors of the Company dated April 15, 2025; and (vii) that certain Secretary’s Certificate of the Company dated April 15, 2026. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In reaching the opinions set forth below, we have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the accuracy and completeness of all documents reviewed by us. In rendering the opinions set forth below, we have relied as to factual matters upon certificates, statements and representations of, and other information obtained from, the Company, its officers and representatives, public officials and other sources. We have assumed the conformity of the documents filed with the SEC via the EDGAR system, except for required EDGAR formatting changes, to physical copies of the documents submitted for our examination.

April 15, 2026

In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan and the applicable award agreements thereunder, and against payment of the consideration therefor as contemplated by the Plan and such award agreements, will be validly issued, fully paid, and nonassessable.

The foregoing opinions are limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We express no opinion as to the effect and application of the laws, rules or regulations of any jurisdiction (including United States federal laws, rules and regulations), other than the laws, rules and regulations of the State of Nevada as presently in effect (excluding securities laws, of which we render no opinion), which in our experience are normally applicable to transactions of the type contemplated by the opinions.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement and any supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very Truly Yours,

/s/ HUTCHISON & STEFFEN, PLLC
HUTCHISON & STEFFEN, PLLC